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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                                 SEC FILE NUMBER
                                               ---------------------------------
                                                                    CUSIP NUMBER
                                               ---------------------------------



(Check One):
[X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

For Period Ended: December 31, 2002
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________


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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Zonagen, Inc.
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Full Name of Registrant


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Former Name if Applicable

2408 Timberloch Place, Suite B-4
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Address of Principal Executive Office (Street and Number)

The Woodlands, Texas 77380
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City, State and Zip Code
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PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

THE COMPANY IS ATTEMPTING TO OBTAIN A WAIVER FROM THE SEC RELATING TO THE AUDITOR ASSOCIATION REQUIREMENT FOR CUMULATIVE FINANCIAL DATA REQUIRED FOR A DEVELOPMENT STAGE COMPANY.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Louis Ploth, Jr.             281                      719-3454
         ----------------         -------------          ----------------------
              (Name)               (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s). [X] Yes    [ ] No  ________________________________

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes     [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Zonagen, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  March 31, 2003             By:   /s/ Louis Ploth, Jr.
    -------------------              -------------------------------------------
                                           Louis Ploth, Jr.
                                           Vice President, Business Development
                                           and Chief Financial Officer